35 West Wacker Drive

Chicago, Illinois 60601

www.rrd.com

Exhibit 10.1

October 25, 2017

Mr. Mike Sharp

Dear Mike:

We are very pleased to make an offer of employment as SVP – Controller & Chief Accounting Officer for RR Donnelley. Your anticipated start date is 11/2/2017, subject to our receipt of satisfactory background check and drug screen results.  You will be reporting to Terry Peterson – EVP, Chief Financial Officer in the Finance department at the Chicago, IL location.  We are excited about the contributions we believe you can make and look forward to working with you.

This letter outlines the details of our offer.  This offer will remain valid until and through 10/27/2017, unless earlier revoked by the Company, and is subject to the preconditions stated below.

1.  Compensation Package:

•	Base Salary: Base salary at a semi-monthly rate of $13,541.67 (USD) payable in accordance with Company standard payroll practices.
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Bonus: Participation in our Annual Incentive Plan (“AIP”) plan according to its terms, as amended from time to time at the sole discretion of the Company.  Your target bonus will be 50% of your base salary if all Company, Business Unit and individual performance targets are met.

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Equity:  You will be eligible to receive equity grants at amounts that are similar to other employees at your level in the organization.  We expect equity grants to average 85% of base salary.  Your first eligibility for an annual LTI grant will be Q1 2018 when grants are made to all eligible employees in the organization.

2.	Benefits:
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Vacation: In accordance with Company vacation policy, you will be eligible for 20 days of vacation plus time for sick occurrences.   Vacation days will be pro-rated for the number of months remaining in the calendar year in which you are first eligible for vacation.

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Benefits:  You will participate in the employee benefit plans and programs generally applicable to Company employees.  Please note that the Company has the continuing right to make changes to these plans and programs at any time.

3.

Employment Relationship: It is agreed and understood that your employment with the Company is to be at will, which means that either you or Company may terminate the employment relationship at any time, with or without cause, and with or without notice to the other.  You have read and understand this paragraph in making the decision to leave the employment of your present employer and to forego other job opportunities, if applicable.

4.	Representations: You hereby make the following representations:
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You are under no contractual or other restrictions which would prevent you from accepting employment with us or working with or calling on any of our customers and did not engage in any conduct that would have otherwise violated your duties and obligations to any prior employer.  We have advised you that we would not consider employing you if there were any legal restrictions which would prevent you from accepting such employment, working with or calling on our customers, or us from offering such employment; and

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You (a) have complied with the policies of all prior employers regarding the return of all relevant materials and property, (b) will not bring any current or prior employer’s confidential or trade secret information with you, (c) will not disclose any such information to any Company employee or agent; (d) will continue to comply with any ongoing obligations to your previous employers with respect to any confidential information or trade secrets to which you had access during the course of your prior employment; and (e) will continue to comply with any restrictions that may apply to you regarding the recruitment of employees of your former employers.

5.	Preconditions: This offer is contingent upon your satisfaction of the following preconditions:
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Drug Screen, Background and Reference Checks –You must submit to a drug screen, background check and reference checks, results of which must be satisfactory to the Company.  This offer of employment is contingent upon the results of the drug screen, background check and reference checks.  In order to begin employment with the Company, your drug test needs to be completed prior to your start date and the results must be reported back to Human Resources.

An e-mail from our partner, Orange Tree Employment Screening, will be sent to you with drug testing information.  Within the body of the e-mail, you will find information on the clinic where you are to complete your test.  There will be a confirmation number in the body of the e-mail and an attached electronic donor registration form.  Please bring either the confirmation number or the attached form to the clinic.  This information is what will allow you to submit to the drug test.  The drug test form does expire, so you must submit to a test prior to the expiration date listed in the e-mail.  You must bring a photo ID with you to the clinic to submit to a drug screen.

RR Donnelley partners with Orange Tree Employment Screening (OTES) for background check services.  If OTES needs additional information to verify employment or education they will reach out to you directly to obtain this information.  If contacted, you must respond immediately to this request.

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Employment Eligibility -- The Company participates in the E-Verify program administered by the Social Security Administration, Department of Homeland Security, and US Citizenship and Immigration Service.  Participation in this program helps the Company confirm employment eligibility for all new hires, rehires and reinstatements.  On or prior to your start date, you must go online to www.newi9.com and complete Section 1 of the electronic I-9 form.  If you don’t have access to the Internet, you can complete Section 1 at your worksite on your start date.

Important:  Select Location Code 4L8 from the dropdown menu in Step 3.

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Within three (3) business days of the date employment begins, you must provide original documentation that establishes your personal identity and right to work in the United States.  If you are authorized to work, but are unable to present the required document(s) within three (3) business days, you must present a receipt for the application of the document(s) within three (3) business days and the actual original document(s) within ninety (90) days.

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Other -- You must complete all required new-hire materials through our SilkRoad SilkRoad Onboarding electronic on-boarding system. You will be receiving a welcome email from the SilkRoad SilkRoad Onboarding on-boarding site, please keep that email as it will have your userid and password attached.  The Company will not be responsible for reimbursing you for any relocation or other expenses, and will not otherwise be liable to you, if you do not satisfy the foregoing preconditions.

6.  Severance.  If your separation from service with the Company is initiated by the Company without cause, the Company will pay you an amount equal to one times your base salary (“Severance Pay”), subject to the prompt execution by you of the Company’s customary release.

Mike, you've made an excellent choice and we look forward to you joining our company.  I am confident that you will have the opportunity to create a successful and personally rewarding career with RR Donnelley.

If you have any questions or need any assistance in your transition to RR Donnelley, please contact Terry Peterson or Karri Paxson directly.  You may also contact the HR Xpress Staffing Center at 1-866-832-6773.  HR Advisors are available 9 am to 6 pm (ET), Monday through Friday (excluding holidays).

Best Regards,

RR Donnelley

Agreed to and accepted by:

/s/ Michael Sharp___________October 26, 2017_______________

Michael SharpDate